Exhibit (a)(1)(C)

FORM OF E-MAIL ANNOUNCEMENT OF OFFER TO EXCHANGE (From Jessica Bartlow)

Date: August 11, 2009

To: Eligible Option holders

We are pleased to announce that ICx Technologies, Inc. (“ICx” or the “Company”) officially launched its Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange” or the “Offer”) on August 11, 2009. The offer and withdrawal rights will remain open until September 8, 2009 at 11:59:59 p.m. (midnight), U.S. Eastern Time, unless the Offer is extended. You may take advantage of the Offer to Exchange with respect to your Eligible Options (as defined in the Offer).

Information regarding your Eligible Options will be emailed to you separately. Please read and carefully consider the Offer and its accompanying documents. Paper copies of the offering materials and Election Forms are available from Jessica Bartlow at:

ICx Technologies, Inc.

2100 Crystal Drive

Arlington, VA 22202

Tel: (703) 678-2111

Fax: (703) 678-2112

E-mail: jessica.bartlow@icxt.com

The specifics of the program are described in the “Schedule TO — Tender Offer Statement Filed with the SEC” and the related exhibits.

The “Schedule TO – Tender Offer Statement Filed with the SEC” and the main documents are attached to this e-mail.

We urge you to read the “Schedule TO — Tender Offer Statement Filed with the SEC” and the related exhibits carefully.

You may call me at (703) 678-2111 with any questions.

KEY DATES TO REMEMBER

The commencement date of the Offer is August 11, 2009.

The Offer expires at 11:59:59 p.m. (midnight), U.S. Eastern Time, on September 8, 2009 (unless we extend the Offer).

The Eligible Options that have been tendered will be cancelled on September 8, 2009 or, if the Offer is extended, the date of the expiration of the Offer.

The new options will be granted on September 8, 2009 or, if the Offer is extended, the same date as the expiration of the Offer.